Exhibit 99.1

ASSET PURCHASE AGREEMENT
by and between
Casabi, Inc.,
a Delaware corporation
and
BroadSoft Casabi, LLC,
a Delaware limited liability company

Dated as of October 12, 2010

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(continued)

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(continued)

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(continued)

		Page
11.10	Specific Performance	33
11.11	Waiver	33
11.12	Amendments	33
11.13	Severability	33
11.14	Entire Agreement	34
11.15	Construction	34

Exhibit A	Certain Definitions

Exhibit B	Escrow Agreement

Exhibit C-1	Draft/Signing Date Consideration Spreadsheet

Exhibit C-2	Consideration Spreadsheet

Exhibit D	Assignment and Assumption Agreement

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement is entered into as of October 12, 2010 (this “Agreement”), by and between Casabi, Inc., a Delaware corporation (the “Seller”) and BroadSoft Casabi, LLC, a Delaware limited liability company (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. The Seller conducts the Business.
     B. The Seller and the Purchaser wish to provide for the sale of the Assets and the Business to the Purchaser on the terms set forth in this Agreement.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
1.	Sale of Assets; Related Transactions.
     1.1 Sale of Assets. At the Closing, the Seller shall cause to be sold, assigned, transferred, conveyed, and delivered to the Purchaser good and valid title to the Assets, free and clear of any Encumbrance. For purposes of this Agreement, “Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) that are owned, used or held for use by the Seller in, or necessary for the conduct of, the Business; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:
               (i) all Intellectual Property and Intellectual Property Rights and related goodwill owned, used or held for use by the Seller in connection with the operation of the Business (including the Intellectual Property and Intellectual Property Rights identified in Part 2.10 of the Disclosure Schedule);
               (ii) subject to Section 1.6, all rights of the Seller under (A) all Seller Contracts with customers for the purchase of products and/or services of the Business identified in Part 1.1(ii) of the Disclosure Schedule (the “Assigned Customer Contracts”), (B) all Seller Contracts with vendors, suppliers, licensors and service providers relating to the Business identified in Part 1.1(ii) of the Disclosure Schedule (the “Assigned Vendor Contracts”), (C) all confidentiality and assignment of invention agreements and rights in favor of the Seller made by any Seller Employees that relate to the Assets and the Business (the “Assigned IP Protection Agreements”) and (D) the Office Lease, dated June 8, 2009 with Legacy III Campbell, LLC for the premise located at 910 E. Hamilton Avenue, Suite 300, Campbell, California 95008 (the “Assigned Lease” and, together with the Assigned Customer Contracts, the Assigned Vendor Contracts and the Assigned IP Protection Agreements, the “Transferred Contracts”);

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               (iii) all Seller Products that are or have been offered by the Seller in connection with the operation of the Business;
               (iv) all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements, computer hardware and other tangible assets owned, used or held for use by the Seller in connection with the operation of the Business, including, but not limited to, all assets set forth in Part 2.9(a) of the Disclosure Schedule;
               (v) all inventories and work-in-progress related to the Business, including, but not limited to, all inventories of the Business set forth in Part 2.9(b) of the Disclosure Schedule, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to the Business and the services performed with respect to the Business on or prior to the Closing Date;
               (vi) all rights, claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller relating to the Business against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller and related to the Business (regardless of whether such rights are currently exercisable);
               (vii) all cash and cash equivalents of Seller in excess of the amount of $10,000;
               (viii) all Receivables associated with the Time Warner Contract that are unpaid as of the Closing Date;
               (ix) all Business Records;
               (x) any prepaid expenses and any deposits, prepayments, guaranties, letters of credit and other security deposits held by the Seller or by a third party on behalf of the Seller in connection with the operation of the Business; and
               (xi) all other tangible and intangible assets owned, used or held for use by Seller that are related to the Business that the Purchaser reasonably determines are necessary, appropriate or desirable in the operation of the Business after the Closing Date.
     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Seller is not selling, assigning, transferring, conveying or delivering to the Purchaser, and the Assets shall not include, the following (the “Excluded Assets”):
          (a) all cash and cash equivalents of Seller in the aggregate amount of up to $10,000;
          (b) all Receivables that are unpaid as of the Closing Date, other than the Receivables associated with the Time Warner Contract;

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          (c) all rights of Seller under this Agreement and the other Transaction Agreements;
          (d) any Seller Contracts that are not Transferred Contracts;
          (e) Seller’s insurance policies;
          (f) shares, stock or equity interests in Seller or any affiliate of Seller; and
          (g) any other assets that are specifically identified on Part 1.2 of the Disclosure Schedule.
     1.3 Assumed Liabilities; Excluded Liabilities.
          (a) At the Closing, the Purchaser shall assume only the following Liabilities (the “Assumed Liabilities”):
               (i) the Liabilities relating to the Assets arising after the Closing Date; and
               (ii) the Liabilities of the Seller under the Transferred Contracts, but only to the extent that such Liabilities: (A) arise after the Closing Date; provided that the Purchaser agrees to assume the liability to provide Time Warner Cable Inc. (“TWC”) with the CCT Scorpion devices and handsets required to be supplied to TWC under the Time Warner Contract to the extent Seller has not already provided TWC with such devices and handsets, (B) do not arise from or relate to any breach, violation or default by the Seller of any provision of any of such Transferred Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach, violation or default by the Seller of any of such Transferred Contracts and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Transferred Contracts.
          (b) Notwithstanding any provision of this Agreement to the contrary (and without implication that Purchaser is assuming any Liability of Seller or the Business or any Liability related to any of the Assets not expressly excluded), the Seller shall retain, and shall be responsible for paying, performing and discharging when due all, and the Purchaser shall not assume or have any responsibility for, any Liabilities of the Seller or the Business as of the Closing other than the Assumed Liabilities (the “Excluded Liabilities”).
     1.4 Purchase Price. The total consideration for the sale of the Assets to the Purchaser shall consist of (a) cash in the aggregate amount equal to (i) $1,766,299.42 (the “Base Cash Consideration”) plus (ii) the Comerica Interest Amount (as defined below), plus (iii) the Post September Operating Amount (as defined below) (such aggregate amount, the “Cash Consideration”) and (b) the cancellation of indebtedness in the amount of $88,000, which amount was loaned by BroadSoft, Inc., the parent corporation of Purchaser (“Parent”), to the Seller on September 29, 2010 (collectively with the Cash Consideration, the “Total Consideration”).

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          (a) The Purchaser shall pay the Total Consideration at the Closing, payable as follows and as shall be set forth in detail on the Consideration Spreadsheet (as defined below):
               (i) The Purchaser shall deposit the sum of $205,000 (the “Escrow Fund”) in an escrow account to be established as of the Closing Date as security for the Seller’s indemnity obligations set forth in Section 9 of this Agreement. The terms and conditions for the release or forfeiture of the Escrow Fund are more particularly set forth in that certain Escrow Agreement, in substantially the form of Exhibit B (the “Escrow Agreement”), which shall be executed and delivered by the Seller, the Purchaser, Comerica Bank, and SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”) at the Closing. Any amount of the Escrow Fund that is not used for Seller’s indemnity obligations will be distributed by the Escrow Agent to Comerica Bank in accordance with the terms of the Escrow Agreement.
               (ii) (A) $1,074,366.36 plus (B) $135.95 for each day from October 12, 2010 through the Closing Date (the “Comerica Interest Amount”), shall be paid directly to Comerica Bank on behalf of Seller, in full satisfaction of Seller’s Liabilities to Comerica Bank as agreed between the Seller and such party.
               (iii) $100,000 shall be paid directly to Symphony Service Corp. on behalf of Seller, to pay all amounts due and owing by Seller to such party for services rendered or work performed as of or prior to the Closing, in full satisfaction of Seller’s Liabilities to such party.
               (iv) Seller shall immediately pay its employees that amount necessary to pay in full the amount of accrued and unused paid time off to such employees for the period prior to October 1, 2010.
               (v) $35,256.80 shall be paid directly to Legacy III Campbell, LLC on behalf of Seller, to pay Seller’s rent for the months of September and October, 2010 under the Assigned Lease.
               (vi) Purchaser shall pay to Seller (A) the amount equal to the actual operating expenses incurred by Seller from October 1, 2010 through the Closing Date plus (B) that amount equal to the actual costs incurred by Seller for payroll expenses and accrued and unused paid time off for Seller’s employees for the period from October 1, 2010 through the Closing Date, to the extent not previously paid or accounted for in the Base Cash Consideration (collectively, the “Post September Operating Amount”).
               (vii) The remaining Cash Consideration shall be paid to Seller, for delivery by Seller to Seller’s other vendors and creditors, as provided on the Consideration Spreadsheet, which amounts Seller commits to deliver promptly to such vendors and creditors; provided, however, that if after payment of all amounts due and outstanding (as such amounts may have been reduced pursuant to agreement with such vendors and creditors), any remaining Cash Consideration shall be paid to Comerica Bank.
               (viii) The Promissory Note made by the Seller to Parent in the amount of $88,000, dated September 29, 2010 (the “Promissory Note”) shall be automatically cancelled

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and the principal amount of $88,000 outstanding under the Promissory Note shall be cancelled and extinguished in full and all interest accrued thereon shall be waived.
          (b) A spreadsheet, effective as of the close of business on the date of this Agreement, setting forth all amounts constituting, and the allocation of, the Total Consideration as if the Closing occurred on the date hereof is attached hereto as Exhibit C-1. Between the date hereof and the Closing Date, the Seller shall disburse all cash amounts that it may currently hold or that it may receive to pay down liabilities as set forth on Exhibit C-1. Prior to the Closing, the Seller shall provide the Purchaser with such information as is necessary for the Purchaser to prepare, and the Purchaser shall prepare and deliver to the Seller, an updated version of Exhibit C-1, reflecting changes to the amounts set forth in Exhibit C-1 since the date of this Agreement through the Closing Date, and the Purchaser shall deliver the same to the Seller for its review and approval. Upon the Purchaser’s and the Seller’s approval, such updated spreadsheet shall be attached to this Agreement as Exhibit C-2 and such updated spreadsheet shall constitute the “Consideration Spreadsheet.”
          (c) The Purchaser shall assume the Assumed Liabilities by delivering to the Seller an Assignment and Assumption Agreement in substantially the form of Exhibit D (the “Assignment and Assumption Agreement”).
     1.5 Closing; Closing Deliveries.
          (a) The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of Cooley LLP in Reston, Virginia at 10:00 a.m., Eastern local time, on the date that is three (3) business days after all the conditions precedent set forth in Sections 6 and 7 have been satisfied or duly waived, or on such other date as the parties may jointly designate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.
          (b) At or prior to the Closing, as applicable, the Seller shall deliver, or cause to be delivered, to the Purchaser:
               (i) such executed bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary, appropriate or desirable to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;
               (ii) the Assignment and Assumption Agreement, executed by the Seller;
               (iii) the Escrow Agreement, executed by the Seller and Comerica Bank, as applicable;
               (iv) each of the Consents identified on Part 2.3 of the Disclosure Schedule, in form and substance reasonably satisfactory to the Purchaser (which Consents shall be in full force and effect);

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               (v) a statement (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and the Seller shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations;
               (vi) an executed letter from Comerica Bank, in form and substance reasonably satisfactory to the Purchaser, pursuant to which Comerica Bank agrees that it shall be entitled to receive (A) the amount of Cash Consideration set forth in this Agreement including any amount of the Escrow Fund remaining in the escrow account upon its release under the terms of the Escrow Agreement and (B) amounts collected in connection with any Receivables retained and collected by Seller, other than those Receivables associated with the Time Warner Contract, in full and final satisfaction of all amounts due and owing to it by Seller including under the Comerica Bank Loan Documents;
               (vii) validly executed amendment to the Uniform Commercial Code filings made by Comerica Bank and any other amendment to any other security agreements or instruments in favor of Comerica Bank, in any case evidencing the extinguishment of all security interests and other Encumbrances related to any of the Assets;
               (viii) letters from each vendor and creditor of the Seller identified in Part 2.5(a) of the Disclosure Schedule that has not received or will not receive payment in full of all Liabilities due and owing by Seller to such vendor and creditor as of the Closing, evidencing the full and complete payoff of all of Seller’s Liabilities and obligations to such other vendors and creditors and the release by such other vendors and creditors of all claims against the Seller and the Purchaser, in form and substance reasonably satisfactory to the Purchaser;
               (ix) evidence that the Seller Employees listed on Part 5.1 of the Disclosure Schedule, including without limitation Greg Pounds, Tim Kusumi and Curt Schimmels, shall have agreed to accept employment offers from BroadSoft, Inc. or the Purchaser and shall have executed all standard agreements required as new employees;
               (x) evidence, in form and substance reasonably satisfactory to the Purchaser, that (A) the Bridge Security Agreement has been terminated, (B) the lenders party to the Bridge Loan Documents have released Purchaser and its affiliates from any obligations under or claims relating to the Bridge Loan Documents, and (C) all security interests and other Encumbrances existing pursuant to the Bridge Loan Documents and related to any of the Assets have been extinguished;
               (xi) resolutions of the Seller’s board of directors and stockholders, and if required under the terms of the applicable bridge loan documents, consents of the holders of Seller’s bridge loans, in each case, approving the Transactions and the Transaction Agreements, certified by the Seller’s Secretary;
               (xii) certificates of good standing, dated within five (5) days prior to the Closing Date, including tax good standing, of Seller issued by the Delaware Secretary of State, the California Secretary of State and the California Franchise Tax Board;

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               (xiii) the certificate of the Chief Executive Officer of the Seller dated as of the Closing certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied in all respects; and
               (xiv) such other documents as the Purchaser may reasonably request in good faith for the purpose of otherwise facilitating the consummation or performance of any of the Transactions.
          (c) At or prior to the Closing, as applicable, the Purchaser shall deliver, or cause to be delivered, to the Seller:
               (i) the Cash Consideration, payable as provided in Section 1.4(a);
               (ii) the Consideration Spreadsheet;
               (iii) the Assignment and Assumption Agreement, executed by the Purchaser;
               (iv) the Escrow Agreement, executed by the Purchaser; and
               (v) the certificate of the Chief Executive Officer or Chief Financial Officer of the Purchaser dated as of the Closing certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied in all respects.
     1.6 Third Party Consents. Notwithstanding the foregoing, nothing in this Agreement shall be construed as an attempt by the Seller to assign any Transferred Contract to the extent that such Transferred Contract is not assignable without the necessary Consent of the other party or parties thereto. From and after the date hereof (including after the Closing), the Purchaser and the Seller each agree to use good faith efforts, and to cooperate with each other, to obtain any such Consent necessary to transfer any Transferred Contract. Additionally, the Seller shall take or cause to be taken such actions in its name or otherwise as the Seller may reasonably determine so as to provide the Purchaser with the benefits of the Transferred Contracts and to effect collection of money or other consideration that becomes due and payable to Purchaser under such Transferred Contracts. The Seller shall not be required to pay any compensation or other consideration, or incur any expenses, in connection therewith. Following the Closing, pending or in the absence of any such Consent, the Purchaser and the Seller shall cooperate with each other in any reasonable and lawful arrangements to provide to the Purchaser the benefits of use of any Transferred Contract that is not assignable to the Purchaser. At such time that any such Consent has been obtained, the Seller shall provide the Purchaser with a copy thereof, and thereafter, the Transferred Contract associated with such Consent shall be assigned or transferred to the Purchaser automatically without any other conveyance or other action by the parties.
     1.7 Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales Taxes, use Taxes, transfer Taxes, documentary charges, recording fees, or similar Taxes, charges, fees, or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

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     1.8 Allocation. Within sixty (60) days following the Closing Date, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser’s good faith determination of the manner in which the Purchase Price is to be allocated among the Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes, and the Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.
     1.9 Transfer of Remotely Transferable Assets. The Seller and the Purchaser agree that any software and software documentation included in the Assets and any other Assets that can be transmitted to the Purchaser by electronic transmission (collectively, the “Remotely Transferable Assets”) shall be delivered to the Purchaser by electronic transmission as of or as promptly as practicable following the Closing, and shall not be delivered to the Purchaser on any tangible medium. In the event any tangible Asset is inadvertently transferred to the Purchaser together with any Remotely Transferable Asset, such tangible Asset shall be returned to the Seller, the Remotely Transferable Assets thereon shall be removed by the Seller, the Seller shall transfer such tangible Asset back to the Purchaser without such Remotely Transferable Assets, and the Purchaser shall irretrievably remove such Remotely Transferable Assets that were originally acquired on a tangible medium from the Seller’s computers or other electronic media.
2.	Representations and Warranties of the Seller.
          The Seller represents and warrants, to and for the benefit of the Indemnitees, as follows:
     2.1 Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Seller is in good standing as a foreign corporation in each of the jurisdictions where it is required to be so qualified, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity, in either case, that owns or holds any of the Assets or conducts any of the Business. The Seller has never conducted any portion of the Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “Casabi, Inc.”
     2.2 Authority; Binding Nature Of Agreements. The Seller has the full corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it will be a party; and the execution, delivery and performance by the Seller of the Transaction Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its stockholders and board of directors. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon the execution of each of the other Transaction Agreements at the Closing, each of such other Transaction Agreements to which the Seller is a party will constitute the legal, valid and binding obligation

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of the Seller and will be enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     2.3 Non-Contravention; Consents. Except as set forth in Part 2.3 of the Disclosure Schedule:
          (a) the Seller was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions; and
          (b) neither the execution and delivery of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, the Business, or any of the Assets, is subject;
               (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Transferred Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Transferred Contract, (ii) accelerate the maturity or performance of any Transferred Contract or (iii) cancel, terminate or modify any Transferred Contract; or
               (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
     2.4 Financial Statements. Part 2.4 of the Disclosure Schedule sets forth the following financial statements of the Seller (the financial statements referred to in the following clauses (a), (b) and (c) are referred to collectively as the “Financial Statements”): (a) the audited consolidated balance sheet of the Seller as of December 31, 2007, and the related audited consolidated income statement, statement of stockholders’ equity and statement of cash flows of the Seller for the year then ended, together with the notes thereto and the unqualified report and opinion of the Seller’s auditors as of December 31, 2007 relating thereto; (b) the unaudited consolidated balance sheets of the Seller as of December 31, 2008 and 2009, and the related unaudited consolidated income statements and statements of cash flows of the Seller for the years then ended; and (c) the unaudited consolidated balance sheet of the Seller as of June 30, 2010 (such date, the “Interim Balance Sheet Date”) and the related unaudited consolidated income statement and statement of cash flows of the Seller for the six months then ended. The Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause (c) of this Section 2.4 do not have notes) and present

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fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby.
     2.5 Absence of Undisclosed Liabilities.
          (a) Part 2.5(a) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts payable and other Liabilities of the Seller as of the date of this Agreement. Seller has no Liabilities of any nature, whether absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted, except for Liabilities identified on Part 2.5(a) of the Disclosure Schedule.
          (b) Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown of any customer deposits, security deposits or other deposits held by the Seller and relating to the Business as of the date of this Agreement.
          (c) Part 2.5(c) of the Disclosure Schedule provides an accurate and complete breakdown of all products and services for which the Seller, on behalf of the Business, has received payment but has not fully delivered or performed as of the date of this Agreement.
     2.6 Absence Of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since the Interim Balance Sheet Date, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to give rise to or result in a Material Adverse Effect, and the Seller has not:
          (a) sold, leased, licensed, encumbered, transferred or disposed of any tangible or intangible assets or rights that would otherwise have been included in the Assets (except for non-exclusive licenses of Seller Products to customers in object code form in the ordinary course of business, consistent with past practice);
          (b) terminated, extended, modified or entered into a statement of work or other commitment or arrangement with respect to any Transferred Contract;
          (c) waived any material rights of value;
          (d) taken or omitted to take any action that results in an Encumbrance being imposed on any Asset;
          (e) incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the ordinary course of business;
          (f) delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;

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          (g) paid, discharged or satisfied any Liabilities related to the Business or the Assets or canceled any debts, except in the ordinary course of business or to deliver the Assets free of Encumbrances;
          (h) settled or compromised any Proceeding (pending or threatened);
          (i) terminated any Seller Employee or received notice of resignation from any Seller Employee (nor have any Seller Employees otherwise terminated their employment with Seller);
          (j) merged with, entered into a consolidation with, or acquired an interest in any Entity or acquired a substantial portion of the assets or business of any Entity or any division or line of business thereof engaged in a business relating to the Business, or otherwise acquired any material assets related to the Business; or
          (k) agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(a)” through “(j)” above.
     2.7 Title To Assets. The Seller owns, and has good and valid title to, all of the Assets free and clear of any Encumbrances, other than Encumbrances identified on Part 2.7 of the Disclosure Schedule (all of which Encumbrances will be removed or terminated to Purchaser’s satisfaction at or prior to Closing). Seller does not own any real property, nor has Seller ever owned any real property.
     2.8 Receivables; Deposits. Part 2.8(a) of the Disclosure Schedule provides an accurate and complete breakdown and aging of Receivables as of the date of this Agreement. Except as set forth in Part 2.8(a) of the Disclosure Schedule, all Receivables: (a) represent valid obligations of customers of the Seller arising from bona fide transactions of the Business entered into in the ordinary course of business; and (b) to the Knowledge of the Seller, are current and collectible at the recorded amounts thereof (net of any applicable reserves for doubtful accounts reflected in the Financial Statements). Part 2.8(b) of the Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller with respect to the operation of the Business.
     2.9 Equipment, Inventory, Etc.
          (a) Part 2.9(a) of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements, computer hardware and other tangible assets owned, used or held for use by the Seller in the operation of the Business as of the date of this Agreement with an individual book value in excess of $250.
          (b) Part 2.9(b) of the Disclosure Schedule provides an accurate and complete breakdown of all inventory of the Business as of the date of this Agreement with an individual book value in excess of $250.
          (c) The Assets listed or required to be listed on Parts 2.9(a) and 2.9(b) of the Disclosure Schedule are in good operating condition and repair, ordinary wear and tear excluded.

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     2.10 Intellectual Property; Privacy.
          (a) Seller Products. Part 2.10(a) of the Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Seller.
          (b) Registered IP; Other Seller IP. Part 2.10(b)(i) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP related to the Business in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP. Part 2.10(b)(ii) of the Disclosure Schedule accurately identifies all Seller IP, other than Seller Products and Registered IP listed in Parts 2.10(a) and 2.10(b)(i) of the Disclosure Schedule, that is material to the Business as currently conducted and proposed to be conducted
          (c) Inbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property related to the Business is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (A) customary agreements between the Seller and its employees containing any license, sale, assignment or other conveyance of Intellectual Property Rights or Intellectual Property included in the Assets and (B) non-exclusive licenses to commercially available, off-the-shelf third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to the Business); and (ii) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.
          (d) Outbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately identifies each Contract of Seller pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP or Registered IP. The Seller is not bound by, and no Seller IP is subject to, any Contract of Seller containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP or Registered IP anywhere in the world (excluding provisions in a Contract that restrict or limit the use of the third party Seller IP licensed to the Seller under such Contract)).
          (e) Royalty Obligations. There are no royalties, fees, commissions, or other amounts payable by the Seller to any other Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Seller IP.
          (f) Standard Form IP Agreements. The Seller has provided to the Purchaser a complete and accurate copy of each standard form of Seller IP Contract used by the Seller in connection with the Business at any time, including each standard form of (i) employee

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agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement.
          (g) Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller IP (other than Intellectual Property or Intellectual Property Rights licensed to the Seller, as identified in Part 2.10(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.10(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:
               (i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Seller in the Seller Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Product or Seller IP (other than Intellectual Property or Intellectual Property Rights licensed to the Seller, as identified in Part 2.10(c) of the Disclosure Schedule) has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller Product or Seller IP to the Seller and confidentiality provisions protecting the Seller IP. No current or former stockholder, officer, director, or Seller Employee has any claim, right (whether or not currently exercisable), or interest to or in any Seller IP. No employee or, to the Knowledge of the Seller, independent contractor of the Seller who is providing services to or in connection with the Business is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Business or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to performing his or her duties for the Business.
               (iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP.
               (iv) Protection of Proprietary Information. The Seller has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Business, the Seller IP and any Seller Product.
               (v) IP Dispositions. The Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right of the Business to any other Person.
               (vi) Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights and Intellectual Property needed to conduct the Business as currently conducted.

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          (h) Valid and Enforceable. All Registered IP related to the Business in which the Seller has or purports to have an ownership interest of any nature is valid, subsisting, and enforceable (or applied for in the case of applications therefor). Without limiting the generality of the foregoing:
               (i) Misuse and Inequitable Conduct. The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any such Registered IP.
               (ii) Trademarks. No such Registered IP that constitutes a trademark or trade name owned, used, or applied for by the Seller and used or held for use in the operation of the Business conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.
               (iii) Legal Requirements and Deadlines. Except as set forth in Part 2.10(b)(i) of the Disclosure Schedule, each item of such Registered IP is and at all times has been in compliance with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline. Except as set forth in Part 2.10(b)(i) of the Disclosure Schedule, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by the Seller has been abandoned, allowed to lapse, or rejected. Part 2.10(h)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement to maintain such item of Registered IP in full force and effect.
               (iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Knowledge of the Seller, threatened, in which the scope, validity, or enforceability of any such Registered IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Seller, there is no basis for a claim that any Registered IP in which the Seller has (or purports to have) an ownership interest is invalid or unenforceable.
          (i) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement or any of the agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare under any Contract of Seller, (i) a loss of, or Encumbrance on, any Seller IP; (ii) a breach of or default under any Seller IP Contract; (iii) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP.
          (j) Third-Party Infringement of Seller IP. To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP in which the Seller has (or purports to have) an ownership interest.

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          (k) No Infringement of Third Party IP Rights. No Seller Product, and no method or process used in the manufacturing or creation of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim against the Seller that any Seller Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product, or any method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing, no infringement, misappropriation, or similar claim or Proceeding is contemplated or pending or, to the Knowledge of the Seller, threatened against the Seller with respect to any Seller Product, Seller IP, Seller Software or the operation of the Business, or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. The Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller with respect to any Seller Product, Seller IP, Seller Software or the operation of the Business, or by any Seller Employee, of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.
          (l) Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Seller, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller for use in the operation of the Business is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Product.
          (m) Bugs. None of the Seller Software causes a Seller Product to fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Product. Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.
          (n) Harmful Code. No Seller Software contained in a Seller Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
          (o) Source Code. Except as set forth in Part 2.10(o) of the Disclosure Schedule: (i) no source code for any Seller Software in which the Seller has (or purports to have) an ownership interest has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, a Seller Employee; (ii) the Seller

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has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software in which the Seller has (or purports to have) an ownership interest to any other Person.
          (p) Open Source Code. Part 2.10(p) of the Disclosure Schedule accurately identifies and describes each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived. The Seller has provided to the Purchaser the applicable license terms for each item of Open Source Code. No Seller Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (y) impose or could impose a requirement or condition that any Seller Product or part thereof other than such Open Source Code itself (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge; or (z) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller Product other than such Open Source Code itself.
     2.11 Transferred Contracts.
          (a) The Seller has delivered to the Purchaser or Purchaser’s counsel an accurate and complete copy of each Transferred Contract.
          (b) Each Transferred Contract is valid and in full force and effect and constitutes a legal, valid and binding agreement, enforceable against Seller and, to the Knowledge of the Seller, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (c) Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in any material respect in violation or breach of, or in material default under, any Transferred Contract. To the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a violation or breach of, or material default under, or permit the termination of, any Transferred Contract.
          (d) With respect to the Assigned Lease, Part 2.11(d) of the Disclosure Schedule provides an accurate and complete description of the premises covered by said lease. The Seller enjoys peaceful and undisturbed possession of the premises currently leased under the Assigned Lease. No amounts are past due or outstanding under the Assigned Lease as of the Closing.
     2.12 Sufficiency of Assets. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to

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enable the Purchaser to conduct the Business in the manner in which it is currently being conducted by Seller.
     2.13 Compliance with Legal Requirements. The Seller has at all times been in full compliance with each Legal Requirement that is applicable to the operation of the Business or the ownership or use of any of the Assets, except for any instances of noncompliance that are immaterial to the Assets and the Business.
     2.14 Governmental Authorizations. Part 2.14 of the Disclosure Schedule identifies each Governmental Authorization that is held by the Seller and used or held for use in the operation of the Business. Each Governmental Authorization identified in Part 2.14 of the Disclosure Schedule is valid and in full force and effect. The Seller has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified in Part 2.15 of the Disclosure Schedule, except for any instances of noncompliance that are immaterial to the Assets and the Business.
     2.15 Tax Matters.
          (a) All of the Tax Returns required to be filed by the Seller on behalf of or related to the Business and the Assets have been filed and all such Tax Returns are true, complete, and correct. All Taxes required to be paid by the Seller on behalf of or related to the Business and the Assets have been paid in full. All Taxes required to be withheld by the Seller in connection with the operation of the Business in connection with amounts paid or owing to any Seller Employee have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Body or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Body. No statute of limitations has been extended or waived by any Tax authority with respect to any Taxes or Tax Returns referred to in the foregoing sentences. There are no outstanding Tax Encumbrances that have been filed by any Tax authority against any of the Assets and no claims are being asserted with respect to any Taxes related to any of the Assets.
          (b) There is no pending dispute or claim concerning any Liability for Taxes related to the Assets or the operation of the Business claimed or raised by any Governmental Body in writing and, to the Knowledge of the Seller, no such claim could reasonably be expected to be asserted.
     2.16 Employee And Labor Matters.
          (a) Part 2.16 of the Disclosure Schedule sets forth, with respect to each Transferred Employee: (i) the name and title of each Transferred Employee and the date as of which each such Transferred Employee was originally hired (or deemed to be originally hired) by Seller; (ii) the current compensation of each Transferred Employee (including, without limitation, base salary, bonus, accrued vacation, and accrued paid time off hours); (iii) each Seller Employee Plan in which such employee participates or is eligible to participate; and (iv) any Governmental Authorization that is held by such employee and that relates to the Business.
          (b) The Seller is not a party to or bound by any Seller Employee Agreement, union Contract or collective bargaining Contract. The Seller does not have any severance or

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retention Liabilities or any unpaid commission Liabilities, in each case, with any current or former employees, advisors or contractors. No union organization activity or election involving any Seller Employee performing services in connection with the operation of the Business is pending or, to the Knowledge of the Seller, threatened. There is no work slowdown, work stoppage, labor dispute, or union organizing activity affecting the Business and, to the Knowledge of the Seller, there are no facts that are likely to give rise to any such event.
          (c) The Seller is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Legal Requirement. Seller has not had any layoffs of Seller Employees within 90 days prior to the Closing Date.
          (d) The Seller is not currently party to or bound by any consulting, advisor or similar Contracts. None of the current or former independent contractors of the Seller could be reclassified as an employee. No independent contractor of the Seller is eligible to participate in any Seller Employee Plan
     2.17 Employee Benefit Plans and Compensation. The Purchaser shall have no liability for any Seller Employee Plan or any Seller Employee Agreement.
     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Assets or the Business; (b) no Related Party has entered into, or has had any direct or indirect financial interest in, any Transferred Contract, transaction or business dealing of any nature involving the Assets or the Business; (c) no Related Party is competing or has competed, directly or indirectly, with the Business; (d) no Related Party has any claim or right against the Assets or the Business; and (e) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any claim or right in favor of any Related Party against the Assets or the Business.
     2.19 Certain Payments, Etc. The Seller has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly in connection with the operation of the Business: (a) used any corporate funds to (i) make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) make any unlawful payment to any governmental official or employee, or (iii) establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) used any funds to make any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person for the benefit of the Business; (d) performed any favor or given any gift on behalf of, for the benefit of, or related to, the Business that was not deductible for federal income tax purposes; (e) used any funds to make any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession, in each case, for the benefit of the Business; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses (a) through (e) above.

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     2.20 Proceedings; Orders.
          (a) There is no pending Proceeding, and to the Knowledge of the Seller, no Person has threatened to commence any Proceeding: (i) that involves the Business or the Assets or that otherwise relates to or might affect the Business or any of the Assets (whether or not the Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. The Seller has not received notice in writing of the occurrence of any event or of any claim, dispute or other condition or circumstance, that might give rise to or serve as a basis for the commencement of any such Proceeding.
          (b) There is no Order to which the Seller and the Business or any of the Assets is subject; and the Seller is not subject to any Order that relates to the Business or to any of the Assets. To the Knowledge of the Seller, no Seller Employee is subject to any Order that may prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the Business. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Business or the Assets, or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     2.21 Brokers. The Seller has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
     2.22 Solvency. Immediately after giving effect to the consummation of the Transactions, (a) Seller will be able to pay its debts as they come due, (b) Seller will not have unreasonably small assets with which to conduct its present or proposed business and (c) taking into account all pending and threatened Proceedings, Orders against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such Orders promptly in accordance with their terms (taking into account the maximum probable amount of such Orders in any such Proceedings and the earliest reasonable time at which such Orders might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and Orders promptly in accordance with their terms. Seller has not, at any time, made a general assignment for the benefit of creditors, or filed, or had filed against it, any bankruptcy petition or similar Proceeding. As used in this Section 2.22, (i) “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable Liabilities and (ii) “debts” includes any legal Liability, whether mature or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.
     2.23 Full Disclosure. To the Knowledge of the Seller, this Agreement (including the Disclosure Schedule) does not (a) contain any representation, warranty or information that is false or misleading with respect to any material fact or (b) omit to state any material fact necessary to make the representations, warranties and information contained and to be contained

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herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
3.	Representations and Warranties of the Purchaser.
     The Purchaser represents and warrants, to and for the benefit of the Seller as follows:
     3.1 Due Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all organizational power and authority to own its properties and assets and to conduct its businesses as currently conducted.
     3.2 Authority; Binding Nature of Agreements. The Purchaser has the full organizational power and authority to enter into and perform its obligations under this Agreement and the other Transaction Agreements to which it is or may become a party; and the execution, delivery and performance by the Purchaser of the Transaction Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon the execution of each of the other Transaction Agreements at the Closing, each of such other Transaction Agreements to which the Purchaser is a party will constitute the legal, valid and binding obligations of the Purchaser and will be enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     3.3 Non-Contravention; Consents. The Purchaser was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions. Neither the execution and delivery of any of the Transaction Agreements by the Purchaser, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject.
4.	Pre-Closing Covenants of the Seller.
     4.1 Access And Investigation. At all times during the Pre-Closing Period, the Seller and its Representatives shall: (a) provide the Purchaser and its Representatives with access to the Seller’s Representatives and personnel and to all Business Records and other documents and information relating to the Business and the Assets and (b) provide the Purchaser and its

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Representatives with such copies of Business Records and other documents and information relating to the Business and the Assets as the Purchaser may request.
     4.2 Operation Of the Business. The Seller shall ensure that, during the Pre-Closing Period:
          (a) the Seller conducts the operations of the Business in the ordinary course of business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement;
          (b) the Seller uses commercially reasonable efforts to (i) preserve intact the current organization of the Business, (ii) keep available the services of its current officers and employees of the Business, and (iii) maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Business;
          (c) the Purchaser is notified as promptly as practicable of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;
          (d) the Seller does not effect or become a party to any Acquisition Transaction;
          (e) the Seller does not enter into any Contract that will become a Transferred Contract without the Purchaser’s consent, which consent shall not be unreasonably withheld;
          (f) the Seller does not make any capital expenditure on behalf of or related to the Business or any Asset;
          (g) the Seller does not incur, assume or otherwise subject the Business to any Liability, except for current liabilities incurred in the ordinary course of business, all of which Liabilities shall remain with Seller and be paid as of the Closing as contemplated by Section 1.4(a)(v);
          (h) the Seller does not establish or adopt any new Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any Seller Employee;
          (i) the Seller does not change any of its methods of accounting or accounting practices in respect of the Business or the Assets;
          (j) the Seller does not commence or settle any Proceeding related to the Business; and
          (k) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions that are described in clauses (d) through (j) of this Section 4.2.

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     4.3 Filings and Consents. The Seller shall use commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained by the Seller to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its Representatives cooperate with the Purchaser and its Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser or any of the Purchaser’s affiliates is required or elects to make, give or obtain.
     4.4 Notification. During the Pre-Closing Period, the Seller shall, as promptly as practicable, notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Seller in this Agreement and (b) any breach of any covenant or obligation of the Seller.
     4.5 No Negotiation. During the Pre-Closing Period, neither the Seller nor any Representative of the Seller shall directly or indirectly: (a) solicit or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction or (b) participate in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction.
     4.6 Commercially Reasonable Efforts. During the Pre-Closing Period, the Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied as promptly as practicable.
     4.7 Confidentiality. During the Pre-Closing Period: (a) neither the Seller nor any Representative of the Seller, shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.
5.	Pre-Closing Covenants of the Purchaser.
     5.1 Commercially Reasonable Efforts. During the Pre-Closing Period, the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied as promptly as practicable.
     5.2 Filings and Consents. The Purchaser shall use commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained by the Purchaser or any of its affiliates in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Purchaser and its Representatives cooperate with the Seller and its Representatives, and prepare and make available such documents and take such other actions as the Seller may request in good faith, in

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connection with any filing, notice or Consent that the Seller is required or elects to make, give or obtain.
     5.3 Confidentiality. During the Pre-Closing Period: (a) neither the Purchaser, any of Purchaser’s affiliates, nor any Representatives thereof, shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Purchaser of its affiliates or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Purchaser or any of its affiliates is required by law to make any such disclosure; and (b) if the Purchaser or any of its affiliates is required by law to make any such disclosure, the Purchaser shall advise the Seller, at least five business days before making such disclosure, of the nature and content of the intended disclosure.
     5.4 Transferred Employees. The Purchaser shall offer employment to the Seller Employees listed on Part 5.4 of the Disclosure Schedule, such offers to be effective as of the Closing Date. The Seller Employees who accept such offers of employment from the Purchaser shall be referred to herein as “Transferred Employees.” The Purchaser shall give each Transferred Employee full credit for all service with the Seller for purposes of vesting and eligibility, including waiting periods relating to preexisting conditions under medical plans, under any employee benefit plan (as defined in Section 3(e) of ERISA) maintained by the Purchaser or its affiliates, and any vacation or sick pay plan or policy in which the Transferred Employees participate on or after the Closing Date; provided, however, that no credit shall be given with respect to vesting for equity incentive grants. With respect to any Transferred Employees who are subject to United States H1B visas, the parties will coordinate with respect to the transfer of the visas to the Purchaser and the hiring of these employees by the Purchaser.
6.	Conditions Precedent to the Purchaser’s Obligation to Close.
     The obligation of the Purchaser to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):
     6.1 Accuracy Of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall: (a) have been accurate in all respects as of the date of this Agreement, and (b) continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date (except to the extent such representations and warranties expressly refer to an earlier date (in which case such representations and warranties shall be accurate on and as of such earlier date)), without giving effect to any update to the Disclosure Schedule.
     6.2 Performance Of Obligations.
          (a) The closing deliverables referred to in Section 1.5(b) shall have been executed and delivered to the Purchaser.

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          (b) All of the covenants and obligations that the Seller is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.
     6.3 No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such Material Adverse Effect.
     6.4 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any Legal Requirement or Order applicable to the Purchaser.
     6.5 Release of Liens. The Purchaser shall be satisfied that all Encumbrances on the Assets have been released and removed.
     6.6 Comcast Agreement. Purchaser shall have entered into an Amended and Restated Software License and Services Agreement with Comcast Cable Communications Management, LLC, a Delaware limited liability company (“Comcast”), in a form mutually agreed upon by Purchaser and Comcast.
7.	Conditions Precedent to the Seller’s Obligation to Close.
     The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):
     7.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser in this Agreement, and each of said representations and warranties (considered individually), shall: (a) have been accurate in all material respects as of the date of this Agreement, and (b) continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date (except to the extent such representations and warranties expressly refer to an earlier date (in which case such representations and warranties shall be accurate on and as of such earlier date)).
     7.2 Performance of Obligations.
          (a) Each of the closing deliverables referred to in Section 1.5(c) shall have been executed and delivered to the Seller, and Purchaser shall have paid the Cash Consideration as provided in Section 1.4(a).
          (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

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     7.3 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any Legal Requirement or Order applicable to the Seller.
8.	Termination.
     8.1 Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by the Purchaser if (i) there is a material breach of any covenant or obligation of the Seller and such breach shall not have been cured within thirty (30) days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the satisfaction of any condition set forth in Section 6 prior to October 31, 2010 has become impossible (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);
          (b) by the Seller if (i) there is a material breach of any covenant or obligation of the Purchaser and such breach shall not have been cured within thirty (30) days after the delivery of notice thereof to the Purchaser, or (ii) the Seller reasonably determines that the satisfaction of any condition set forth in Section 7 prior to October 31, 2010 has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);
          (c) by the Purchaser if the Closing has not taken place on or before October 31, 2010 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);
          (d) by the Seller if the Closing has not taken place on or before October 31, 2010 (other than as a result of any failure on the part of the Seller to comply with or perform any of its covenants or obligations set forth in this Agreement); or
          (e) by the mutual written consent of the Purchaser and the Seller.
     8.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.
     8.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that (a) no party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.
     8.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its

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right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).
9.	Indemnification, Etc.
     9.1 Survival Of Representations, Warranties And Covenants.
          (a) The representations and warranties of each party to this Agreement shall survive for six (6) months following the Closing, except that the Tax Representations shall survive the Closing and expire upon the expiration of the applicable statute of limitations; provided, however, that if a Claim Notice with respect to a particular representation or warranty of any party is given to such party on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 9.1(a), the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved. The covenants of each party to this Agreement shall survive the Closing indefinitely unless a shorter period is specified herein.
          (b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.
          (c) For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty, covenant or other matter to which a party is entitled to indemnification hereunder shall be deemed to have been given if any party, acting in good faith, delivers to the other party(s) a written notice stating that such party believes that there is or has been a possible inaccuracy in or breach of such representation or warranty, or non-compliance, non-performance or breach of covenant or obligation or that such party is otherwise entitled to indemnification hereunder, and containing (i) a brief description of the circumstances supporting such party’s belief that there is or has been such a possible inaccuracy, breach, non-compliance or non-performance or that such party is entitled to indemnification, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible inaccuracy, breach, non-compliance or non-performance or other matter giving rise to the right of indemnification.
          (d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.
     9.2 Funding of Escrow. At the Closing, the Purchaser shall deposit the Escrow Fund with the Escrow Agent in accordance with the Escrow Agreement. The Escrow Fund will be governed by the terms set forth in the Escrow Agreement and shall be held for the purpose of indemnifying the Indemnitees pursuant to the indemnification provisions set forth in this Section 9.

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     9.3 Indemnification by the Seller.
          (a) The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
               (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 of this Agreement (without giving effect to any qualification as to “material” or “Material Adverse Effect” or words of similar effect contained or incorporated in such representation or warranty);
               (ii) any inaccuracy in or breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule;
               (iii) any non-compliance, non-performance or breach of any covenant or obligation of the Seller contained in this Agreement or any of the other Transaction Agreements;
               (iv) any Liability of the Seller or of any Related Party, other than the Assumed Liabilities;
               (v) any Liability (other than the Assumed Liabilities) to which the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions and the Purchaser’s waiver of compliance with such Legal Requirements;
               (vi) any Proceeding relating directly or indirectly to any actual or alleged inaccuracy, breach, non-compliance, non-performance, Liability or matter of the type referred to in clauses (i) through (v) above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9.3).
          (b) Subject to Section 9.3(c), in all cases (including with respect to inaccuracies and breaches of the Tax Representations), the Seller’s maximum liability with respect to indemnification payments pursuant to Section 9.3 shall not exceed an amount equal to the Escrow Fund.
          (c) The limitations set forth in Section 9.3(b) shall not apply in the case of fraud.
          (d) Except with respect to fraud, and except as provided in Section 11.10, from and after the Closing, the indemnification rights of the parties hereto under this Section 9 shall be the sole and exclusive remedy of the parties to this Agreement with respect to all Damages of whatever kind and nature, in law, equity or otherwise, known or unknown, which such parties have now or may have in the future, including without limitation, any Damages

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attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby.
     9.4 Indemnification Procedures.
          (a) The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any third-party claim, demand, action or proceeding for which indemnification will or may be sought under Section 9.3 (a “Third Party Claim”), but in no event later than ten (10) business days after receiving notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the indemnifying party is prejudiced as a result of such failure, including where failure results in losses to the indemnifying party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such claim. Such notice shall specify facts reasonably known to the indemnified party (or parties) giving rise to such indemnity rights. The indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. If the indemnifying party elects not to assume the defense or fails to notify the indemnified party within ten (10) business days after delivery of the indemnified party’s notice of such Third Party Claim that it will assume the defense, then the indemnified party may employ counsel reasonably satisfactory to the indemnifying party to represent or defend it against any such Third Party Claim and the indemnifying party will pay the reasonable fees and disbursements of such counsel out of the Escrow Fund; provided, however, that the indemnifying party shall not, in connection with any legal proceeding or any separate but substantially similar legal proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons, except to the extent that local counsel, in addition to its regular counsel, is required to effectively defend against such legal proceeding. If the indemnifying party does assume the defense of such Third Party Claim, the indemnifying party shall have no obligation in respect of the indemnified party’s expenses; provided, that the indemnified party shall have the right to participate in, at its own expense, but not control, the defense of any such Third Party Claim. In connection with any Third Party Claim, the parties shall cooperate with each other in good faith in such manner to preserve in full (to the extent possible) the confidentiality of all business records and the attorney-client work-product and any other potentially applicable privileges and to render each other assistance as they may reasonably require. No Third Party Claim shall be settled (i) without the prior written consent of the indemnifying party and (ii) without the prior written consent of the indemnified party unless such settlement provides for no relief other than the payment of monetary damages for which the relevant indemnified parties will be indemnified in full.
          (b) As soon as reasonably practicable after becoming aware of a direct claim for indemnification under Section 9.3 other than a Third Party Claim (a “Direct Claim”), the indemnified party (or parties) agrees to give a Claim Notice to the indemnifying party (or parties) providing indemnification under this Section 9, as applicable, of such Direct Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the

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indemnifying party is prejudiced as a result of such failure. If the indemnified party is the Purchaser and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnified party shall also deliver a copy of the Claim Notice to the Escrow Agent.
               (i) Within twenty (20) days after receipt by the indemnifying party of a Claim Notice, the indemnifying party may deliver to the indemnified party a written response (the “Response Notice”) in which the indemnifying party: (A) agrees that the full Claimed Amount (the “Full Amount”) is owed to the indemnified party (in which case a copy of the Response Notice shall be sent to the Escrow Agent and the Escrow Agent shall be instructed to disburse the Full Amount to the indemnified party); (B) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the indemnified party (in which case a copy of the Response Notice shall be sent to the Escrow Agent and the Escrow Agent shall be instructed to disburse the Agreed Amount to the indemnified party); or (C) indicates that no part of the Claimed Amount is owed to the indemnified party. Any part of the Claimed Amount that is not agreed to be released to the indemnified party pursuant to the Response Notice shall be the “Contested Amount.” If the Response Notice is not received by the indemnified party within such 20-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Full Amount is owed to the indemnified party.
               (ii) If the indemnifying party delivers a Response Notice indicating that there is a Contested Amount, the indemnifying party and the indemnified party shall attempt in good faith to resolve such dispute. If the indemnified party and the indemnifying party resolve such dispute, such resolution shall be binding on the indemnifying party and the indemnified party, and if the indemnified party is the Purchaser, a settlement agreement shall be signed by the indemnified party and the indemnifying party and sent to the Escrow Agent.
     9.5 Character of Indemnity Payments. The parties acknowledge and agree that any indemnification payments made in accordance with this Section 9 shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Legal Requirement.
10.	Certain Additional Covenants.
     10.1 Bulk Sale Filings. The Purchaser hereby waives, in connection with the transactions contemplated by this Agreement, compliance by Seller with the “bulk sales” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller owns Assets and other similar bulk transfer notice provisions.
     10.2 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, at Purchaser’s expense, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of Receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument

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that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem necessary, appropriate or desirable for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.
     10.3 Publicity. The Seller shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Seller without the Purchaser’s prior written consent; (b) the Seller continues to keep the terms of this Agreement and the other Transaction Agreements strictly confidential; and (c) the Seller keep strictly confidential, and not use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the Business, the Purchaser, or any affiliate of the Purchaser.
     10.4 Restrictions on Seller Dissolution. Seller shall not dissolve or liquidate, or file any voluntary bankruptcy petition, until thirty (30) days after the last date that the entire Escrow Fund, and any earnings thereon, have been distributed by the Escrow Agent under the Escrow Agreement. In the event that Seller winds up its business and dissolves or liquidates in compliance with the foregoing, it shall do so only in accordance with all applicable Legal Requirements, including the Legal Requirements of the State of Delaware.
     10.5 Change of Name. Seller agrees that from and after Closing it will not use the name “Casabi, Inc.” or any abbreviation of or derivation from that name or any name similar to it in any form whatsoever, including in respect of advertising and promotional materials. Simultaneously with the Closing, Seller will amend its certificate of incorporation to change its name to a name that does not include the word “Casabi” or substantially similar words.
11.	Miscellaneous Provisions.
     11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.
     11.2 Fees and Expenses.
          (a) Seller, shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Fenwick & West LLP) that have been incurred or that are in the future incurred by Seller in connection with: (i) the negotiation, preparation and review of any

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letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the Business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.
          (b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the Business; (iii) the negotiation, preparation and review of this Agreement, the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.
     11.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
          if to the Seller:
Casabi, Inc.
c/o Ravix Group
2109 Landings Drive
Mountain View, CA 94043
Attention: Daniel Saccani
Facsimile: (650) 691-9909
          with a copy (which shall not constitute notice) to:
Fenwick & West LLP

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Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Cynthia Clarfield Hess
Facsimile: (650) 938-5200
          if to the Purchaser:
BroadSoft Casabi, LLC
9737 Washingtonian Boulevard, Suite 350
Gaithersburg, Maryland 20878
Attention: General Counsel
Facsimile: (240) 268-1256
          with a copy (which shall not constitute notice) to:
Cooley LLP
11951 Freedom Drive
Reston, Virginia 20190-5656
Attention: Mark D. Spoto, Esq.
Facsimile: (703) 456-8100
     11.5 Time Of The Essence. Time is of the essence for this Agreement.
     11.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic delivery in Adobe Portable Document Format will be effective as delivery of a manually executed counterpart of this Agreement.
     11.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
     11.9 Successors And Assigns; Parties In Interest.
          (a) This Agreement shall be binding upon the Seller and its successors and permitted assigns (if any) and the Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of the Seller and the Purchaser, the other Indemnitees, and the respective successors and permitted assigns (if any) of the foregoing.
          (b) Neither this Agreement nor any rights or obligations hereunder may be assigned by the Seller without the prior written consent of the Purchaser. Prior to the Closing,

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neither this Agreement nor any rights or obligations hereunder may be assigned by the Purchaser without the prior written consent of the Seller; provided, that notwithstanding the foregoing, no consent of the Seller shall be required with respect to any assignment by the Purchaser to any lender or financing source as part of a collateral assignment. Any attempted or purported assignment by any party of this Agreement in violation of this Section 11.9 shall be null and void.
          (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transaction Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transaction Agreements.
     11.10 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled (in addition to any other remedies available to them) to the remedies of specific performance (which shall include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.11 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by both parties; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.
     11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of

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the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     11.14 Entire Agreement. This Agreement and the Transaction Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Nondisclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.
     11.15 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[Signature Page Follows]

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     The parties to this Agreement have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

BroadSoft Casabi, LLC
By:	/s/ James A. Tholen
	Name:	James A. Tholen
	Title:	Chief Financial Officer

Casabi, Inc.
By:	/s/ Neville Street
	Name:	Neville Street
	Title:	Chief Executive Officer

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction with any Person other than the Purchaser or any of its affiliates, involving: (a) any direct or indirect acquisition of all or a portion of the Business or the Assets, or (b) any other extraordinary business transaction (including, without limitation, any reorganization, recapitalization, liquidation, sale of assets, dissolution, or grant of rights involving any of the Assets or the Business).
     Agreed Amount. “Agreed Amount” shall have the meaning set forth in Section 9.4(b)(i).
     Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
     Assigned Customer Contracts. “Assigned Customer Contracts” shall have the meaning set forth in Section 1.1(ii).
     Assigned IP Protection Agreements. “Assigned IP Protection Agreements” shall have the meaning set forth in Section 1.1(ii).
     Assigned Lease. “Assigned Lease” shall have the meaning set forth in Section 1.1(ii).
     Assigned Vendor Contracts. “Assigned Vendor Contracts” shall have the meaning set forth in Section 1.1(ii).
     Assets. “Assets” shall have the meaning set forth in Section 1.1.
     Assumed Liabilities. “Assumed Liabilities” shall have the meaning set forth in Section 1.3(a).
     Assignment and Assumption Agreement. “Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.4(c).
     Base Cash Consideration. “Base Cash Consideration” shall have the meaning set forth in Section 1.4.
     Bridge Loan Documents. “Bridge Loan Documents” shall mean the Note Purchase Agreement, by and among Seller and Canaan VII L.P. (“Canaan”), Mayfield XI, Mayfield XI Qualified, Mayfield Associates Fund VI and Mayfield Principals Fund II (collectively “Mayfield” and together with Canaan, the “Bridge Investors”), dated as of June 9, 2010 and all schedules and exhibits thereto, including the Security Agreement by and among the Seller and the Bridge Investors, dated as of June 9, 2010 (the “Bridge Security Agreement”), and each of

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the Secured Promissory Notes issued by the Seller to the Bridge Investors on June 9, 2010 and on July 1, 2010.
     Business. “Business” shall mean the Seller’s business related to platform software that can deliver virtually any web-based content or service to a broad range of fixed and mobile internet protocol-connected devices through cloud-based services, including the development, licensing, distribution, maintenance and support of such software.
     Business Records. “Business Records” shall mean all files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper form, digital or other tangible or intangible form) that are used or held for use by Seller in, or necessary for the conduct of, the Business, the Assets or the Assumed Liabilities, including all technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, mailing lists, warranty information, catalogs, advertising materials, brochures, standard forms of documents, product testing reports, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, customer lists and supplier lists, but excluding any minute books, stock ledgers, financial records, employee records, Tax records and other materials that Seller is required by Legal Requirements to retain.
     Cash Consideration. “Cash Consideration” shall have the meaning set forth in Section 1.4.
     Claim Notice. “Claim Notice” shall have the meaning set forth in Section 9.1(c).
     Closing. “Closing” shall have the meaning set forth in Section 1.5(a).
     Closing Date. “Closing Date” shall have the meaning set forth in Section 1.5(a).
     Comcast. “Comcast” shall have the meaning set forth in Section 6.6.
     Comerica Bank Loan Documents. “Comerica Bank Loan Documents” shall mean the Loan and Security Agreement, by and between Comerica Bank and Seller, dated June 15, 2007, as amended on August 23, 2007, April 1, 2009, February 17, 2010 and June 7, 2010, including all exhibits and schedules thereto.
     Comerica Interest Amount. “Comerica Interest Amount” shall have the meaning set forth in Section 1.4(a)(ii).
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Consideration Spreadsheet. “Consideration Spreadsheet” shall have the meaning set forth in Section 1.4(b).
     Contested Amount. “Contested Amount” shall have the meaning set forth in Section 9.4(b)(i).

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     Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
     Direct Claim. “Direct Claim” shall have the meaning set forth in Section 9.4(b).
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered by the Seller to the Purchaser, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Escrow Agent. “Escrow Agent” shall have the meaning set forth in Section 1.4(a)(i).
     Escrow Agreement. “Escrow Agreement” shall have the meaning set forth in Section 1.4(a)(i).
     Escrow Fund. “Escrow Fund” shall have the meaning set forth in Section 1.4(a)(i).
     Excluded Assets. “Excluded Assets” shall have the meaning set forth in Section 1.2.
     Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in Section 1.3(b).
     Financial Statements. “Financial Statements” shall have the meaning set forth in Section 2.4.

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     Full Amount. “Full Amount” shall have the meaning set forth in Section 9.4(b)(i).
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States of America.
     Governmental Authorization. “Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates (including, without limitation, BroadSoft, Inc.); (c) the respective Representatives of the Persons referred to in clauses (a) and (b); and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c).
     Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

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     Interim Balance Sheet Date. “Interim Balance Sheet Date” shall have the meaning set forth in Section 2.4(c).
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge of the Seller. “Knowledge of the Seller” shall mean the actual knowledge of the following individuals: Neville Street, Greg Pounds, Daniel Saccani, Jon Cho, Curt Schimmels, and Tim Kusumi, and the knowledge of any particular fact or matter that a reasonable person similarly situated to any such person would reasonably be expected to have after reasonable inquiry.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Material Adverse Effect. “Material Adverse Effect” means a change, event, condition, circumstance, act, omission, occurrence or effect that, individually, or in the aggregate with other changes, events, conditions, circumstances, acts, omissions, occurrences or effects, adversely affects or would be reasonably likely to adversely affect the Business, the Assets or the condition (financial or otherwise), operations, prospects, employee relationships or customer or supplier relationships of the Business.
     Nondisclosure Agreement. “Nondisclosure Agreement” means the Mutual Nondisclosure Agreement between the Purchaser and the Seller dated January 10, 2006.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Order. “Order” shall mean any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

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     Parent. “Parent” shall have the meaning set forth in Section 1.4.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Post September Operating Amount. “Post September Operating Amount” shall have the meaning set forth in Section 1.4(a)(vi).
     Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of this Agreement through the Closing Date.
     Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
     Promissory Note. “Promissory Note” shall have the meaning set forth in Section 1.4(a)(viii).
     Purchase Price. “Purchase Price” shall mean the Cash Consideration plus the assumption of the Assumed Liabilities.
     Purchaser. “Purchaser” shall have the meaning set forth in the Preamble.
     Receivables. “Receivables” means any and all accounts receivable, notes receivable and other receivables from customers and other third parties, arising from the conduct of the Business in the ordinary course of business, consistent with past practice.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are, or have been, registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing, whether issued, pending, expired, or abandoned.
     Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer or director of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
     Remotely Transferrable Assets. “Remotely Transferrable Assets” shall have the meaning set forth in Section 1.9.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

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     Response Notice. “Response Notice” shall have the meaning set forth in Section 9.4(b)(i).
     Seller. “Seller” shall have the meaning set forth in the Preamble.
     Seller Contract. “Seller Contract” shall mean any Contract (a) to which the Seller is a party or by which it is bound, (b) by which the Assets or the Business is or may become bound or under which the Seller has, or may become subject to, any obligation relating to the Assets or the operation of the Business or (c) under which the Seller has or may acquire any right or interest with respect to the Assets or the operation of the Business.
     Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any affiliate of the Seller.
     Seller Employee Agreement. “Seller Employee Agreement” shall mean each management, employment, severance, retention, consulting, advisory, relocation, repatriation or expatriation agreement or other Contract between the Seller or any affiliate of the Seller and any Seller Employee, other than any such management, employment, severance, retention, consulting, advisory, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee that is terminable “at will” without any obligation on the part of the Seller or any affiliate of the Seller to make any payments or provide any benefits in connection with such termination.
     Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any affiliate of the Seller and for the benefit of any Seller Employee, or with respect to which the Seller or any affiliate of the Seller has or may have any liability or obligation for the benefit of any Seller Employee, except such definition shall not include any Seller Employee Agreement.
     Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used to manufacture the Seller Products, and (b) all other Intellectual Property Rights in which the Seller has (or purports to have) an ownership interest or an exclusive license that is used or held for use in the operation of the Business, and shall include, without limitation, all Registered IP.
     Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right of the Business or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for the Business, including any source code escrow agreement.

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     Seller Product. “Seller Product” shall mean any product or service that is currently being or at any time has been designed, developed, manufactured, marketed, distributed, provided, licensed, sold, or made available at any time by the Seller in connection with the operation of the Business.
     Seller Software. “Seller Software” shall mean any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements, and bug fixes) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Seller in connection with the operation of the Business at any time.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.
     Tax Representations. “Tax Representations” shall mean the representations and warranties set forth in Section 2.15.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Third Party Claim. “Third Party Claim” shall have the meaning set forth in Section 9.4(a).
     Time Warner Contract. “Time Warner Contract” shall mean the Casabi Trial Agreement by and between Time Warner Cable Inc. and the Seller, effective August 2, 2010.
     Total Consideration. “Total Consideration” shall have the meaning set forth in Section 1.4.
     Transaction Agreements. “Transaction Agreements” shall mean (a) this Agreement, (b) the Assignment and Assumption Agreement, (c) the Escrow Agreement and (d) the Nondisclosure Agreement.
     Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser

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pursuant to the Assignment and Assumption Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transaction Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transaction Agreements.
     Transferred Contracts. “Transferred Contracts” shall have the meaning set forth in Section 1.1(ii).
     Transferred Employees. “Transferred Employees” shall have the meaning set forth in Section 5.4.
     TWC. “TWC” shall have the meaning set forth in Section 1.3(a)(i).
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